                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  __________


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)





                           Casella Waste Systems, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                  147448-10-4
                   -----------------------------------------
                                (CUSIP Number)









*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                        (Continued on following page(s))



                              (Page 1 of 15 Pages)

CUSIP NO.   868808B-10-7           SCHEDULE 13G        PAGE   2   OF  15   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WESTON PRESIDIO CAPITAL II, L.P. ("WPC2")
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)   [   ]  (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                                                              -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                                                           775,370
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                             -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER              775,370

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              775,370 SHARES
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       7.92%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                                                          PN
          ---------------------------------------------------------------------

CUSIP NO.   868808B-10-7           SCHEDULE 13G        PAGE   3   OF  15   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WESTON PRESIDIO CAPITAL II, L.P. ("WPC2")
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)   [   ]  (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                                                              -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     775,370   WPCM2 IS A GENERAL PARTNER OF WPC2.
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                             -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                      775,370 SHARES DIRECTLY OWNED BY WPC2.
                               WPCM2 IS A GENERAL PARTNER OF WPC2.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    775,370
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       7.92%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                                                          PN
          ---------------------------------------------------------------------

CUSIP NO.   868808B-10-7           SCHEDULE 13G        PAGE   4   OF  15   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   MICHAEL F. CRONIN
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)   [   ]  (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                                                              -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           775,370 SHARES, DIRECTLY OWNED BY WPC2.
    EACH                       WPCM2 IS A GENERAL PARTNER OF WPC2, AND MR.
  REPORTING                    CRONIN IS A GENERAL PARTNER OF WPCM2.
 PERSON WITH           --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                                                                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     775,370 SHARES, DIRECTLY OWNED BY WPC2.
                               WPCM2 IS A GENERAL PARTNER OF WPC2, AND MR.
                               CRONIN IS A GENERAL PARTNER WPCM2.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    775,370
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       7.92%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                                                          IN
          ---------------------------------------------------------------------

CUSIP NO.   868808B-10-7           SCHEDULE 13G        PAGE   5   OF  15   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   MICHAEL P. LAZARUS
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)   [   ]  (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                                                              -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           775,370 SHARES, DIRECTLY OWNED BY WPC2.
    EACH                       WPCM2 IS A GENERAL PARTNER OF WPC2, AND MR.
  REPORTING                    LAZARUS IS A GENERAL PARTNER OF WPCM2.
 PERSON WITH           --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                                                                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     775,370 SHARES, DIRECTLY OWNED BY WPC2.
                               WPCM2 IS A GENERAL PARTNER OF WPC2, AND MR.
                               LAZARUS IS A GENERAL PARTNER WPCM2.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    775,370
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       7.92%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                                                          IN
          ---------------------------------------------------------------------

CUSIP NO.   868808B-10-7           SCHEDULE 13G        PAGE   6   OF  15   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JAMES B. MCELWEE
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)   [   ]  (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                                                              -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           775,370 SHARES, DIRECTLY OWNED BY WPC2.
    EACH                       WPCM2 IS A GENERAL PARTNER OF WPC2, AND MR.
  REPORTING                    McELWEE IS A GENERAL PARTNER OF WPCM2.
 PERSON WITH           --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                                                                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     775,370 SHARES, DIRECTLY OWNED BY WPC2.
                               WPCM2 IS A GENERAL PARTNER OF WPC2, AND MR.
                               McELWEE IS A GENERAL PARTNER WPCM2.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    775,370
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       7.92%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                                                          IN
          ---------------------------------------------------------------------

                                                              Page 7 of 15 Pages


CUSIP NO.   868808B-10-7           SCHEDULE 13G        PAGE   7   OF  15   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   CARLO A. VON SCHROETER
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)   [   ]  (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                  CANADA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                                                              -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           775,370 SHARES, DIRECTLY OWNED BY WPC2.
    EACH                       WPCM2 IS A GENERAL PARTNER OF WPC2, AND MR.
  REPORTING                    VON SCHROETER IS A GENERAL PARTNER OF WPCM2.
 PERSON WITH           --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                                                                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     775,370 SHARES, DIRECTLY OWNED BY WPC2.
                               WPCM2 IS A GENERAL PARTNER OF WPC2, AND MR.
                               VON SCHROETER IS A GENERAL PARTNER WPCM2.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    775,370
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       7.92%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                                                          IN
          ---------------------------------------------------------------------

                                                              Page 8 of 15 Pages


CUSIP NO.   868808B-10-7           SCHEDULE 13G        PAGE   8   OF  15   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   PHILIP W. HALPERIN
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)   [   ]  (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                                                              -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           775,370 SHARES, DIRECTLY OWNED BY WPC2.
    EACH                       WPCM2 IS A GENERAL PARTNER OF WPC2, AND MR.
  REPORTING                    HALPERIN IS A GENERAL PARTNER OF WPCM2.
 PERSON WITH           --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                                                                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     775,370 SHARES, DIRECTLY OWNED BY WPC2.
                               WPCM2 IS A GENERAL PARTNER OF WPC2, AND MR.
                               HALPERIN IS A GENERAL PARTNER WPCM2.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    775,370
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       7.92%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                                                          IN
          ---------------------------------------------------------------------

                                                             Page 9 of 15 Pages

ITEM 1(A)        NAME OF ISSUER:

                  Casella Waste Systems, Inc.

ITEM 1(B)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  25 Greens Hill Lane
                  Rutland, Vermont 05701
                  c/o Jerry S. Cifor, CFO

ITEM 2(A)-(B)    NAME OF PERSON FILING:

                  This statement is being filed by Weston Presidio Capital II, L.P., a Delaware Limited Partnership ("WPC2"), Weston Presidio Capital Management II, L.P., a Delaware Limited Partnership ("WPCM2"), Michael F. Cronin, Michael P. Lazarus, James B. McElwee, Carlo A. von Schroeter and Philip W. Halperin. WPCM2 is the general partner of WPC2; Michael F. Cronin, Michael P. Lazarus, James B. McElwee, Carlo A. von Schroeter and Philip
                  W. Halpern are the individual General Partners of WPCM2.

                  Management of the business affairs of WPCM2, including decisions respecting disposition and/or voting of the Issuer's shares, is by majority decision of the general partners of WPCM2.


ITEM 2(B)        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  The address of the principal business office of the persons filing this satement are set forth in Exhibit B.

ITEM 2(C)        CITIZENSHIP:

                  See row 4 of cover page for each

ITEM 2(D)        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E)        CUSIP NUMBER:    147448-10-4

                                                             Page 10 of 15 Pages


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A: Not Applicable

ITEM 4.          OWNERSHIP.

         (a)     Amount Beneficially Owned:  See row 9 of cover page for each

         (b)     Percent of Class:  See row 11 of cover page for each

         (c)     Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote: see row 5 of cover page for each

                 (ii) shared power to vote or to direct the vote: see row 6 of cover page for each

                 (iii) sole power to dispose or to direct the disposition of: see row 7 of cover page for each

                 (iv) shared power to dispose or to direct the disposition of: see row 8 of cover page for each

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

Under certain circumstances set forth in the limited partnership agreements of WPC2, WPCM2, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of shares of Common Stock of Casella Waste Systems, Inc. owned by such entity.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

                                                             Page 11 of 15 Pages


ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  The reporting persons may be deemed to be a "group" for purposes of Section 13(d) and 13(g) of the Act and the rules thereunder; however, each of the reporting persons expressly disclaims any assertion or presumption that it or the other reporting persons constitute a "group". The filing of this statement should not be construed to be an admission that any of the reporting persons is a member of a "group" consisting of one or more persons.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.         CERTIFICATION.

Not Applicable

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1998

WESTON PRESIDIO CAPITAL II L.P.

By:  WESTON PRESIDIO CAPITAL MANAGEMENT II, L.P.



By:  /s/ Michael F. Cronin
     -------------------------------------------
     General Partner


WESTON PRESIDIO CAPITAL MANAGEMENT II, L.P.



By:  /s/ Michael F. Cronin
     -------------------------------------------
     General Partner

                                                             Page 12 of 15 Pages


/s/ Michael F. Cronin
-------------------------------------------
Michael F. Cronin



/s/ Michael P. Lazarus
-------------------------------------------
Michael P. Lazarus



/s/ James B. McElwee
-------------------------------------------
James B. McElwee



/s/ Carlo A./ von Schoeter
-------------------------------------------
Carlo A. von Schoeter



/s/ Philip W. Halperin
-------------------------------------------
Philip W. Halperin

                                                             Page 13 of 15 Pages


                                    EXHIBIT A

               Agreement Relating to Joint Filing of Schedule 13G


                 The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Casella Waste Systems, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 13, 1998

WESTON PRESIDIO CAPITAL II, L.P.

By:  WESTON PRESIDIO CAPITAL MANAGEMENT II, L.P.


By:   /s/ Michael F. Cronin
      -------------------------------------------
      General Partner

WESTON PRESIDIO CAPITAL MANAGEMENT, L.P.


By:   /s/ Michael F. Cronin
      -------------------------------------------
      General Partner


/s/ Michael F. Cronin
-------------------------------------------------
Michael F. Cronin


/s/ Michael P. Lazarus
-------------------------------------------------
Michael P. Lazarus


/s/ James B. McElwee
-------------------------------------------------
James B. McElwee


/s/ Carlo A. von Schroeter
-------------------------------------------------
Carlo A. von Schroeter

                                                            Page 14 of 15 Pages


/s/ Philip W. Halperin
-------------------------------------------------
Philip W. Halperin

                                                             Page 15 of 15 Pages



                                    EXHIBIT B

                  Principal Business Office of Reporting Person

1.       (a)     Weston Presidio Capital II, L.P.
         (b)     One Federal Street, 21st Floor
                 Boston, MA 02110-2004

2.       (a)     Weston Presido Capital Management II, L.P.
         (b)     One Federal Street, 21st Floor
                 Boston, MA 02110-2004

3.       (a)     Michael P. Lazarus
         (b)     Weston Presidio Capital Management II, L.P.
                 343 Sansome Street
                 Suite 1210
                 San Francisco, CA 94104

4.       (a)     Michael F. Cronin
         (b)     Weston Presidio Capital Management II, L.P.
                 One Federal Street, 21st Floor
                 Boston, MA  02110-2004

5.       (a)     James B. McElwee
         (b)     Weston Presidio Capital Management II, L.P.
                 343 Sansome Street
                 Suite 1210
                 San Francisco, CA  94104

6.       (a)     Carlo A. von Schroeter
         (b)     Western Presidio Capital Management II, L.P.
                 One Federal Street, 21st Floor
                 Boston, MA 02011-2004

7.       (a)     Philip W. Halperin
         (b)     Western Presidio Capital Management II, L.P.
                 343 Sansome Street
                 Suite 1210
                 San Francisco, CA 94104